Alcoa and subsidiaries                                 EXHIBIT 11


         Computation of Earnings (Loss) per Common Share
             For the nine months ended September 30
               (in millions, except share amounts)


                                                       1994           1993
                                                    ----------     ----------
 1. Income (loss) applicable to common stock
         before extraordinary loss *                      $ 73.6         $ 90.1

 2. Weighted average number of common shares
         outstanding during the period                88,818,784     87,470,006

 3. Primary earnings (loss) per common share
         before extraordinary loss (1 divided by 2)         $.83         $ 1.03

 4. Fully diluted earnings (loss) before
       extraordinary loss (1)                              $73.6         $ 90.1

 5.  Shares issuable under compensation plans              8,582          8,750

 6.  Shares issuable upon exercise of dilutive
         outstanding stock options (treasury stock
         method)                                         554,781        230,467

 7.  Fully diluted shares (2 + 5 + 6)                 89,382,147     87,709,223

 8.  Fully diluted earnings (loss) per common
         share before extraordinary loss (4
         divided by 7)                                      $.82         $ 1.03


*  After preferred dividend requirement
